UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

1-8899, 333-148108, 333-175171	59-0940416
(Commission File Number)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois 60192
(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Peter P. Copses, Chairman of the Board of Directors of Claire’s Stores, Inc. (the “Company”) has notified the Board of his resignation as Chairman of the Board, and as Chairman of the Audit and Compensation Committees, effective June 30, 2016. Mr. Copses has not resigned as a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

(d) Antoine G. Munfakh was appointed a director by the Company’s Board of Directors on June 30, 2016. Mr. Munfakh was also appointed to the Company’s Audit and Compensation Committees. Mr. Munfakh, 33, is a Partner of Apollo Global Management, LLC, which he joined in 2008. Prior to his current role, Mr. Munfakh served as an Associate at the private equity firm Court Square Capital Partners, where he focused on investments in the Business & Industrial Services sectors. He also has served as an Analyst in the Financial Sponsor Investment Banking group at J.P. Morgan, where he focused on mergers and acquisitions and financing services in support of private equity transactions. Mr. Munfakh graduated summa cum laude from Duke University with a B.S. in Economics, where he was elected to Phi Beta Kappa. Mr. Munfakh is also a member of the Board of Directors of McGraw-Hill Education and CH2M Hill Companies, Ltd.

Investment funds affiliated with Apollo Global Management, LLC are the controlling stockholders of Claire’s Inc., the corporate parent of the Company, and pursuant to a Stockholders Agreement among Claire’s Inc. and its stockholders, have designated Mr. Munfakh to serve on the Board of Claire’s Inc.

In addition, Lance A. Milken, a member of the Board of Directors, was appointed Chairman of the Board, and Chairman of the Audit and Compensation Committees. The Board of Directors has determined that Mr. Milken is an “audit committee financial expert.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: July 1, 2016	By:	/s/ J. Per Brodin
J. Per Brodin Executive Vice President and Chief Financial Officer

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